Distribution and Marketing Agreement

                               Made July 27, 1999



This letter agreement between Nova Development Corporation ("Nova") and all Serif subsidiaries of Vizacom Inc. located at 3A Oak Road, Fairfield, NJ 07004 sets forth the terms under which Vizacom will purchase, and make available by way of its direct marketing efforts, Nova's Art Explosion 250,000 for Windows software ("Software").

1. Offer: Vizacom may offer the most recent version of the Software in its various direct mail pieces and as part of its outbound telemarketing program worldwide except for Australia, Belgium, Israel, Korea, the Netherlands, Sweden, Turkey, Japan and such other countries as Nova may exclude from time to time because of exclusive distribution relationships in those countries.

2. Software Specifications: With the exception of the First Delivery, the Software may be a flat-pack of Nova's Art Explosion 250,000 for Windows software (i.e., no chipboard box and certain other modifications) and shall not contain Print Artist, MGI PhotoSuite or AGFA fonts.

3. Term and Termination: This Agreement shall begin as of the date hereof and continue for a period of one year ("Term"), after which time Vizacom (i) Shall take delivery of any outstanding units of the Software required to fulfill its Minimum Commitment as defined in section 6 and (ii) may sell off any Software which remains in inventory. Either party may terminate this Agreement for material breach given 30 days notice to cure and for reasons of the other party's filing for bankruptcy protection or insolvency.

4. Price. The price shall be twenty-three US dollars ($23.00) per unit of the Software. Prices are FOB Nova's manufacturing facility in City of Industry, California or Calabasas, California, in Nova's discretion. Nova shall ship product to Vizacom's US warehouse or other facility from time to time as directed by Vizacom using the freight forwarder of Vizacom's choice.

5. Terms. For each shipment, pursuant to Vizacom's Delivery Instructions, Vizacom shall pay Nova for one-half of its order in advance and the other half within forty-five (45) days of Nova's shipment of the corresponding order. Notwithstanding the foregoing, Vizacom may pay for the total amount of its First Delivery within forty-five (45) days. Interest shall accrue on unpaid balances at the rate of the lesser of (i) 18% per annum or (ii) the maximum rate allowable by law.

6. Overall Minimum Commitment. Vizacom shall issue a purchase order to Nova within seven (7) days of the date hereof for 10,000 units of the Software, which 10,000 units shall constitute Vizacom's "Minimum Commitment" during the Term. Vizacom shall then from time to time transmit to Nova delivery instructions in connection with that purchase order for no fewer than 1000 units of the Software at a time ("Delivery Instructions"). If within seven (7) days of the one-year anniversary of this Agreement, Nova has not received Delivery Instructions for a total of 10,000 units, Vizacom shall immediately transmit Delivery Instructions for the remaining units to Nova, and Nova may at Nova's option nonetheless ship the shortfall quantity of Software to Vizacom.

7. Sales Projections. Vizacom shall use its best efforts to provide Nova with delivery projections from time to time.

8. Initial Deliveries. Vizacom will issue Delivery Instructions for 195 units of the Software ("First Delivery"), specifically, 125 units to Vizacom's US warehouse and 70 to Vizacom's UK warehouse, which Software will differ from the specifications set forth in Section 2 in that it will be Nova's ordinary retail build. Within seven (7) days of the date hereof, Vizacom shall also issue delivery instructions for no fewer than 1000 units of the Software, in fulfillment of which Nova will begin shipping the Software pursuant to those specifications set forth in Section 2.


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Distribution and Marketing Agreement
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9. Nova's Duties. Nova shall provide Vizacom with promotional materials and applicable artwork as requested by Vizacom to aid Vizacom in the development of the mail piece and use its best efforts to fill orders on a timely basis.

10. Vizacom's Duties. Vizacom shall be solely responsible for development of, and costs and risks associated with, direct mail advertising, the logistics of mailing, telemarketing, and fulfillment of orders.

11. Trademark License, Copy Approval Nova hereby grants Vizacom the right to use its trademarks in the promotion of the Software. Vizacom will give Nova the opportunity to approve references to the Software made in promoting its offers. No printing or outbound calls will occur until Nova has approved the piece or telemarketing script, as the case may be.

12. Returns: Vizacom may, at Vizacom's expense, return Software with actual physical defects in exchange for replacement product sent back at Nova's expense. Aside from this limited right to return, all sales are final.

13. Names: As further consideration for the Software, Vizacom shall on a quarterly basis, or at such other times as Nova may reasonably request, provide Nova with the names, addresses and e-mail addresses of all buyers of the Software, in text format on disk. Knowing that a degree of programming will be required to facilitate this, Vizacom's MIS department will immediately begin work on setting up such reports so that they can be produced as soon as possible and in advance of the first quarter's delivery.

14. Limitation of Rights. The rights conveyed in this Agreement are limited to distribution and marketing rights as set forth herein. No right to manufacture is granted herein, and no right, title or interest in or to the proprietary rights in the Software shall vest in Vizacom.

15. Limitation as to Customer. Vizacom shall use its best efforts to sell the Software only to end-using consumers. No "sideways sales" are permitted (i.e., no sales to resellers). Without in any way limiting Nova's other remedies in the case of such a breach, Vizacom shall pay Nova liquidated damages of one hundred dollars ($100) per unit of Software sold to resellers.

16. Confidentiality: Terms of this Agreement shall be held in strict confidence by the parties for a period of 3 years of the date hereof.

17. Miscellaneous: Nova and Vendor are independent contractors; no partnership or joint venture has been created. This Agreement shall be binding upon and inure to the benefit of each of the parties to this Agreement and their respective legal successors and assigns. This Agreement shall be governed by the laws of the State of California.

In witness whereof, the parties to this Agreement have executed this Agreement as of the date first set forth above.



Signed                                            Date
      ---------------------------------                -------------------
      for and on behalf of Nova



Signed                                            Date
      ---------------------------------                -------------------
       for and on behalf of Vizacom